FREE WRITING PROSPECTUS Dated March 25, 2015	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-06

$1~bn Ally Auto Receivables Trust (ALLYL) 2015-SN1 ($804.6mm Offered Notes)

Jt-Books: Citi (Str), Deutsche Bank, Societe Generale

Co-Mgrs: BMO, CIBC, Lloyds, PNC, Scotia

CLS	SIZE ($MM)	WAL	E.FNL	L.FNL	BNCH	RTNGS (M/F)	PXD	YIELD	CPN	$PX
A1	182.00	0.34	11/20/15	04/20/16	YLD	P-1/F1+	**Not Offered**
A2a	250.00	1.21	10/20/16	06/20/17	EDSF	Aaa/AAA	+38	0.934%	0.93%	99.99735
A2b	230.00	1.21	10/20/16	06/20/17	1mL	Aaa/AAA	+38			100.00000
A3	250.00	1.75	03/20/17	12/20/17	EDSF	Aaa/AAA	+46	1.218%	1.21%	99.99142
A4	74.60	2.02	05/22/17	02/20/19	iSwp	Aaa/AAA	+55	1.391%	1.38%	99.98602

* Trade is SEC registered

Trade Date:	3/25/15
Ticker:	ALLYL 2015-SN1
Expected Settle:	03/31/15
Registration:	SEC-Reg
First Pay:	05/20/15
ERISA Eligible:	YES
Expected Ratings:	Moody’s/Fitch
Min Denoms:	$1K x $1K
Bill & Deliver:	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.